Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp 300 SOUTH GRAND AVENUE LOS ANGELES, CALIFORNIA 90071-3144 ________ TEL: (213) 687-5000 FAX: (213) 687-5600 www.skadden.com April 17, 2008
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American Apparel, Inc.
747 Warehouse Street
Los Angeles, California 90021

RE:  American Apparel, Inc.
        Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to American Apparel, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) on the date hereof, relating to the registration by the Company of 7,710,000 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”), authorized for issuance pursuant to the Company’s 2007 Performance Equity Plan (the “Plan”).

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following:

(a) the Registration Statement in the form being filed with the Commission under the Act on the date hereof;

(b) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware;

American Apparel, Inc.
April 17, 2008

(c) the Bylaws of the Company, as certified by Joyce C. Crucillo, Secretary of the Company;

(d) the Plan; and

(e) certain resolutions of the Board of Directors of the Company, as certified by Joyce C. Crucillo, Secretary of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion set forth below is subject to the following further qualifications, assumptions and limitations:

(a) each award agreement, under which options are granted or awards of Shares are made pursuant to the Plan (collectively, the “Award Agreements”), is consistent with the Plan and has been duly authorized, validly executed and delivered by the parties thereto;

(b) the consideration received by the Company for each Share delivered pursuant to the Plan shall not be less than the per share par value of the Common Stock; and

American Apparel, Inc.
April 17, 2008

(c) the Company’s transfer agent for the Common Stock has appropriately registered the issuance of the Shares in the books and records of the Company, and an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware that, in our experience, is normally applicable to transactions of the type contemplated by the Registration Statement and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, those required under such law (all of the foregoing being referred to as “Opined on Law”).  We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinion herein stated.  The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (a) the Registration Statement becomes effective under the Act, and (b) the Company’s transfer agent for the Common Stock has appropriately registered the issuance of the Shares in the books and records of the Company, and an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent, in each case, against payment for the Shares in accordance with the Plan and the Award Agreements, the issuance and sale of such Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP